LA JOLLA COVE INVESTORS, INC.

1150 Silverado St., Suite 220
LA JOLLA, CALIFORNIA 92037
TELEPHONE: (858) 551-8789
FACSIMILE: (858) 551-8779
chris@ljcinvestors.com
www.ljcinvestors.com

LA JOLLA SAN FRANCISCO

January 28, 2009

CSMG Technologies, Inc.
Attn: Donald S. Robbins, President and CEO
500 North Shoreline Drive, Suite 1005 North
Corpus Christi, Texas 78471
VIA CERTIFIED MAIL AND FACSIMILE 361-884-0792

Dear Mr. Robbins:

This letter shall serve as notice in connection with that certain 6 % Convertible Debenture dated as of November 17, 2008 between CSMG Technologies, Inc. (the "Company") and La Jolla Cove Investors, Inc. ("LJCI") (the "Debenture") issued pursuant to that certain Securities Purchase Agreement dated as of November 17, 2008 between the Company and LJCI (the "Purchase Agreement") and that certain Secured Promissory Note in the original principal amount of $1,375,000 dated as of November 17, 2008 issued by LJCI to the Company (the "Note," collectively with the Debenture and the Purchase Agreement are referred to herein as the "Transaction Documents"), that an Event of Default (as defined in the Debenture) has occurred under Section 6.1 of the Debenture and is continuing due to, among other items, the entry of judgment against the Company and in favor of Banco Panamericano, Inc. in the amount of $726,491.41 on December 16, 2008 and the failure of the Company to timely pay interest to LJCI under the terms of the Debenture.

Section 6.2 of the Debenture provides that upon the Event of Default described above, all amounts owing or otherwise outstanding under the Debenture shall become immediately due and payable at a cash price of one hundred eighteen percent (118%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of payment. As of January 28, 2009, the outstanding principal amount of the Debenture is equal to $1,500,000.00, with the amount of accrued and unpaid interest thereunder equal to $17,753.42. The amount of principal currently outstanding under the Note is equal to $1,375,000, with $10,124.14 of accrued and unpaid interest thereon. Pursuant to Section 6.2 of the Debenture, upon the acceleration of the maturity of the Debenture in connection with the above-described Event of Default, the amount outstanding under the Note shall be applied to the amount owed in connection with the acceleration of the Debenture, and the Note shall thereafter be deemed paid in full and cancelled. Thus, after offsetting the amount outstanding under the Note, the amount due and payable by the Company in connection with the above-referenced Event of Default is equal to ((118% x $1,500,000) + $17,753.42- $1,375,000 - $10,124.14) $402,629.28.

Demand is hereby made for the immediate payment of $402,629.28 by the Company to LJCI. If LJCI does not receive this payment by the close of business on January 30, 2009, LJCI will seek legal redress, including the filing of a lawsuit and any other appropriate action to enforce its rights and remedies. In addition, in connection with the application of the outstanding amount owing under the Note to the above-detailed obligations of the Company, the Note is hereby deemed paid in full and cancelled. Also, please note that GGI continues to reserve all of its rights and remedies under the Transaction Documents and all related agreements.

Please contact me if you would like to discuss this matter further.

Regards,

Christopher S. Costa, Esq.
General Counsel

Cc: Travis Huff